EXHIBIT 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

GASCO ENERGY, INC.,

AND

THE PURCHASERS NAMED HEREIN

DATED AS OF OCTOBER 18, 2013

i

ii

Section 8.13	Independent Nature of Purchasers’ Obligations and Rights	31

EXHIBIT A SCHEDULE OF PURCHASERS	1

EXHIBIT B FORM OF ATTACHMENT TO CERTIFICATE OF DESIGNATION	1

EXHIBIT C FORM OF CLOSING LEGAL OPINION	1

EXHIBIT D FORM OF RULE 14F-1 INFORMATION STATEMENT	1

EXHIBIT E FORM OF CHARTER AMENDMENT	1

EXHIBIT F FORM OF BYLAWS AMENDMENT	1

DISCLOSURE SCHEDULES	1

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of October 18, 2013 (this “Agreement”), is entered into by and among the Purchasers listed on Exhibit A, together with their permitted transferees (each, a “Purchaser” and collectively the “Purchasers”) and Gasco Energy, Inc., a Nevada corporation (the “Company” and, collectively with the Purchasers, the “Parties” and each a “Party”).

RECITALS

A.                                    The Company has authorized 605,000,000 shares of capital stock, which includes 600,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

B.                                    Pursuant to the terms and conditions of certain Purchase and Sale Agreements (the “Note Purchase Agreements”), among the Purchasers and the other parties thereto, on October 17, 2013, the Purchasers acquired (i) $45,168,000 in aggregate outstanding principal amount of the Company’s 5.5% Convertible Senior Notes due 2015 (the “Notes”), representing 100% of the issued and outstanding Notes, (ii) 182,065 shares of the Series C Preferred Stock (the “Series C Shares”), representing 100% of the issued and outstanding Series C Preferred Stock, and (iii) 2,743,818 shares of Common Stock.  Pursuant to the limitations set forth in the indenture governing the Notes and in the certificate of designations governing the Series C Shares, such securities represent beneficial ownership of less than ten percent of the issued and outstanding Common Stock.

C.                                    Pursuant to the terms and conditions of a Credit Agreement (the “Credit Agreement”) among the Company and the Purchasers, on the date hereof and prior to the consummation of the transactions contemplated by this Agreement, in exchange for the issuance of 250,000 shares of Common Stock by the Company to the Purchasers, the Purchasers have extended credit to the Company in the maximum principal amount of $5,000,000 in the form of a revolving credit facility to fund certain working capital requirements of the Company.

D.                                    Pursuant to the terms and conditions of this Agreement and following the consummation of the transactions contemplated by the Credit Agreement, the Parties desire to accomplish a recapitalization of the Company whereby in exchange for the Purchasers transferring the Notes and the Series C Shares to the Company, the Company will issue to the Purchasers 393,550,372 shares of Common Stock and 50,000 shares of Series D Preferred Stock.

E.                                     The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Regulation D and Rule 506 promulgated thereunder.

F.                                      The capitalized terms used in this Agreement and not otherwise defined have the meanings given them in Article VII.

AGREEMENTS

In consideration of the premises, the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers (severally and not jointly) hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SECURITIES

Section 1.1                                    Purchase and Sale of Securities.

(a)                                 Subject to the terms and conditions contained herein, on the Closing Date (as defined below), the Company will issue and sell to each Purchaser listed on Exhibit A, and each such Purchaser will, severally and not jointly, purchase from the Company the number of Common Shares and the number of Preferred Shares set forth opposite such Purchaser’s name on Exhibit A in exchange for the transfer by such Purchaser to the Company of the number of Series C Shares and the aggregate principal amount of Notes opposite such Purchaser’s name on Exhibit A, and all accrued interest thereon.

(b)                                 On the Closing Date, each Purchaser shall transfer to the Company the number of Series C Shares and the aggregate principal amount of Notes set forth opposite its name on Exhibit A, and all accrued interest thereon, and the Company will deliver to such Purchaser certificates evidencing the number of Common Shares and the number of Preferred Shares set forth opposite such Purchaser’s name on Exhibit A, in the name of such Purchaser, or in the name of a nominee designated by such Purchaser.

(c)                                  The Series C Shares acquired by the Company pursuant to this Section 1.1 (i) will be immediately cancelled and retired, (ii) will not be reissued, sold or transferred, and (iii) will (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock without designation as to series and may be redesignated and reissued.  The Notes acquired by the Company pursuant to this Section 1.1 will be delivered by the Company to the trustee under the Indenture for cancellation and will not be reissued, sold or transferred and no new Notes made be issued under the Indenture to replace the Notes so cancelled.

Section 1.2                                    Closing Date.  The closings of the sales of the Shares to the Purchasers (the “Closing”) will take place as of the date hereof beginning at 10:00 a.m. Central time (the “Closing Date”) at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers that, except as set forth on the disclosure schedules delivered by the Company to the Purchasers in connection with this Agreement (the “Disclosure Schedules”), which schedules shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct as of the date hereof.  As used herein, the phrase “to the Company’s knowledge” or similar statements to that effect shall mean to the actual knowledge of the following individual as of the date hereof:  Richard Langdon.

Section 2.1                                    Organization and Qualification.  The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as currently conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary and, to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such corporate power and authority or qualification.

Section 2.2                                    Authorization; Enforcement.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Credit Agreement, to consummate the transactions contemplated hereby and thereby and to issue the Shares in accordance with the terms hereof and to issue the Conversion Shares in accordance with the terms of the Certificate of Designation.  The execution, delivery and performance of this Agreement and the Credit Agreement have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and the Credit Agreement have been duly executed by the Company and constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally, (b) as enforceability may be subject to general principles of equity and (c) as rights to indemnity and contribution may be limited by state or federal securities Laws or public policy underlying such Laws.

Section 2.3                                    Capitalization.  The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, par value $0.0001 per share, of which 169,731,980 shares (excluding the issuance of 250,000 shares of Common Stock described in recital C to this Agreement ) are issued and outstanding, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 20,000 were designated Series B Preferred Stock, none of which are issued and outstanding, and 2,000,000 of which were designated Series C Preferred Stock, of which 182,065 are issued and outstanding.  All of the issued and outstanding shares of Common Stock and Series C Preferred Stock have been duly authorized, validly issued, fully paid, and nonassessable, and were issued in compliance with applicable securities Laws.  Except for the Notes, the Series C Shares and as set forth in Schedule 2.3 of the Disclosure Schedules, the Company does not have outstanding any warrants, options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exercisable or exchangeable for, or any contracts or commitments to issue or sell, shares of its capital stock or any such warrants, options, rights, convertible securities or obligations and the consummation of the transactions contemplated hereby including the issuance of the Shares and the Conversion Shares will not trigger any anti-dilution or similar rights held by or reserved for such warrants, options, rights, convertible securities or obligations (if any).  In addition, except for Common Stock issuable upon conversion of the Notes and the Series C Preferred Stock and as set forth in Schedule 2.3 of the Disclosure Schedules, there are no shares of the Company’s capital stock reserved for issuance.  The Company’s Articles of Incorporation, as amended and in effect on the date hereof (the “Articles of Incorporation”), and the Company’s Second Amended and Restated Bylaws, as amended and in effect on the date hereof (the “Bylaws”), are each filed as exhibits to the SEC Documents.  Except as set forth in Schedule 2.3 of the Disclosure Schedules, or as contemplated by this Agreement, there are no stockholder agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party or for which the Company otherwise has knowledge.

Section 2.4                                    Issuance of Securities.  The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of the Company.  Subject to the approval and adoption of the Charter Amendment by the Company’s stockholders and the filing of the same with the Secretary of State of the State of Nevada, the Conversion Shares have been duly and validly reserved and upon issuance in accordance with the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable and will be free and clear of any liens or encumbrances (including preemption rights) caused or created by the Company or its Subsidiaries.  Assuming the accuracy of all representations and warranties of the Purchasers set out in Article III, the offer and issuance by the Company of the Shares and the Conversion Shares are exempt from registration under the Securities Act and all applicable state securities Laws.

Section 2.5                                    Subsidiaries.  Set forth on Schedule 2.5 of the Disclosure Schedules is a list of each corporation, partnership, limited liability company, joint venture or other entity, showing as to each such entity the percentage of the total equity interest thereof which is owned, directly or indirectly, by the Company (individually, a “Subsidiary,” and collectively, the “Subsidiaries”).  All outstanding equity interests of such Subsidiary owned by the Company or another Subsidiary are validly issued, fully paid, and nonassessable, and the Company, or such other Subsidiary, as applicable, has good and marketable title thereto free and clear of any liens or encumbrances.  Each such Subsidiary is duly formed, validly existing and in good standing under the Laws of the jurisdiction under which it is formed and has full requisite entity power and authority to own its property and carry on its business as presently conducted by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary.  Neither the Company nor any such Subsidiary has issued or sold any options, warrants, calls, or commitments of any kind relating to any equity security in such Subsidiary which remain outstanding.

Section 2.6                                    No Conflicts; Government Consents and Permits.

(a)                                 Except as set forth in Schedule 2.6(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Shares and the Conversion Shares, will not (i) conflict with or result in a violation of any provision of its Articles of Incorporation or Bylaws or similar or comparable organizational documents of any Subsidiary, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of notice, consent, termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which the Company or any Subsidiary is a party, or (iii) result in a violation of any Law (including United States federal and state securities Laws and regulations and regulations of any self-regulatory organizations to which the Company or any Subsidiary or their respective securities are subject) applicable to the Company or any Subsidiary.  Except as set forth in Schedule 2.6(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Credit Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Shares and the Conversion Shares, will not be deemed a change of control under any agreement, instrument, or indenture to which the Company or any Subsidiary is a party.

(b)                                 Neither the Company nor any Subsidiary is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares and the Conversion Shares in accordance with the terms hereof other than such as have been made or obtained, and any notice filings required to be made under United States federal or state securities Laws in connection with an exemption from the registration requirements thereof, and any required filings or notifications regarding quotation on or to maintain good standing with the OTCQB Marketplace.

(c)                                  The business of the Company and its Subsidiaries has not been and is not being conducted in violation of any Law of any Governmental Entity.

(d)                                 The Company and its Subsidiaries have all franchises, permits, licenses, and any similar authority necessary for the conduct of their respective businesses as now being conducted.  Neither the Company nor any of its Subsidiaries have received any actual notice of any proceeding relating to revocation or modification of any such franchise, permit, license, or similar authority.

Section 2.7                                    SEC Documents, Financial Statements.  Except as set forth in Schedule 2.7 of the Disclosure Schedules, in the last 3 years the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act since the Company’s initial public offering (all of the foregoing filed at least ten (10) days prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company (including the consolidated financial statements of the Company and its Subsidiaries, as applicable) included in the SEC Documents (the “Financial Statements”) and the related notes complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (a) as may be otherwise indicated in the Financial Statements or the notes thereto, or (b) in the case of unaudited interim statements, they may be condensed or summary statements or may conform to the SEC’s rules and instructions for reports on Form 10-Q or similar form) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).  All material agreements that were required to be filed as exhibits to the SEC Documents under Item 601 of Regulation S-K (collectively, the “Material Agreements”) to which the Company or any Subsidiary is a party, or the property or assets of the Company or any Subsidiary are subject, have been filed as exhibits to the SEC Documents.

Section 2.8                                    Disclosure Controls and Procedures.  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or Rule 15d-15(e) of the Exchange Act) that are effective in all material respects to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s chief executive officer and chief financial officer. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) or Rule 15d-15(f) of the Exchange Act), including, but not limited to, any material weaknesses identified by management.

Section 2.9                                    Accounting Controls.  The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (a) transactions of the Company and its Subsidiaries are executed in accordance with management’s general or specific authorization, (b) transactions of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets of the Company and its Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.10                             Absence of Litigation.  Except as set forth on Schedule 2.10 of the Disclosure Schedules, as of the date hereof, there is no action, suit, proceeding or investigation before or by any court, public board, government agency, self-regulatory organization or body pending, to the extent served on the Company or any Subsidiary, or, to the Company’s knowledge, threatened against the Company or any Subsidiary that if determined adversely to the

Company or any Subsidiary would have a Material Adverse Effect.  None of the Company, its Subsidiaries, nor any of their respective directors or officers is, or within the last five (5) years has been, the subject of any action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty relating to the Company or any Subsidiary. There has not been, and to the knowledge of the Company, there is not currently pending or contemplated, any investigation by the SEC involving the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary.  The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company’s knowledge, the SEC has not issued any such order.

Section 2.11                             Intellectual Property Rights.  The Company or its Subsidiaries have ownership of, or licensee rights to, all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names, copyrights, proprietary rights and processes necessary to enable it to conduct its business as conducted as of the date hereof (the “Intellectual Property”).  To the Company’s knowledge, neither the Company nor any Subsidiary has infringed the intellectual property rights of third parties and no third party is infringing the Intellectual Property, in each case, which could result in a Material Adverse Effect.  Except as disclosed in the SEC Documents, there are no material options, licenses or agreements relating to the Intellectual Property, nor, except as disclosed in the SEC Documents, is the Company or any Subsidiary bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names, copyrights, proprietary rights and processes of any other person or entity.  As of the date hereof, there is no claim, action or proceeding pending or, to the Company’s knowledge, threatened, that challenges the right of the Company or its Subsidiaries with respect to any Intellectual Property.  All Intellectual Property (along with application, prosecution and maintenance status) and all contracts and understandings currently in effect relating thereto are set forth in Schedule 2.11 of the Disclosure Schedules, and there is not any breach or, to the Company’s knowledge, basis for termination or diminution of rights under or with respect to any such agreement of understanding which could result in a Material Adverse Effect.  The Company has taken reasonable efforts to ensure that all persons who have had access to trade secrets or confidential information of the Company or any Subsidiary have signed customary non-disclosure and non-use agreement not containing “residuals” clauses or similar provisions.

Section 2.12                             Brokers.  Neither the Company nor any Subsidiary has taken any action that would give rise to any claim by any person for brokerage commissions, placement agent’s fees or similar payments relating to this Agreement or the Credit Agreement or the transactions contemplated hereby or thereby.

Section 2.13                             Investment Company.  The Company is not and, after giving effect to the offering and sale of the Shares, will not be an investment company required to register under the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

Section 2.14                             No Material Adverse Change.  Except (a) as set forth in Schedule 2.14 of the Disclosure Schedules, (b) for cash expenditures in the ordinary course of business and (c) for liabilities, limitations, restrictions and obligations arising from or in connection with this Agreement, there has been, since the filing date of the Company’s Form 10-Q for the quarter ended June 30, 2013, no fact, event, circumstance, nor any change in the assets, business, properties, prospects, financial condition or results of operations of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.  Except as set forth in Schedule 2.14 of the Disclosure Schedules, since the filing date of the Company’s Form 10-Q for the quarter ended June 30, 2013, (a) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, (b) the Company has not sustained any material loss or interference with the Company’s business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, and (c) the Company has not incurred any liabilities, contingent or otherwise except in the ordinary course of business, except for liabilities arising from or in connection with this Agreement.  The Company has not taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.

Section 2.15                             SEC Reporting.  The Common Stock is registered under Section 12(g) of the Exchange Act.  No other class of securities of the Company is registered under the Exchange Act or is required to be registered under the Exchange Act.  No class of securities of the Company is subject to reporting under Section 15(d) of the Securities Act.

Section 2.16                             OTCQB Marketplace.  The issued and outstanding shares of Common Stock are quoted on the OTCQB Marketplace, and there have been no past proceedings, other than proceedings that have been satisfactorily resolved, and there are no proceedings pending, or, to the Company’s knowledge, threatened, to revoke or suspend the Company’s eligibility for quotation on the OTCQB Marketplace.  The Company is not listed on the OTCQB Marketplace’s list of filing delinquent companies and, except as described in Schedule 2.16 of the Disclosure Schedules, the Company is in compliance with the requirements of OTCQB Marketplace for continued quotation of the Common Stock thereon and any other OTCQB Marketplace eligibility requirements.

Section 2.17                             Acknowledgment Regarding Purchasers’ Purchase of Shares.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s-length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity with respect to the Company) with respect to this Agreement or the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents to the Company in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Shares.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

Section 2.18                             Insurance.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, including fire, and in such amounts as the Company believes are prudent and customary for a company in the businesses and location in which the Company or its Subsidiaries are engaged.  All such coverage is in full force and effect, and the Company or its Subsidiaries, as applicable, have complied with all material terms and conditions of such coverage, including premium payments.  Neither the Company nor any of its Subsidiaries have received any written notice that the Company or its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires.

Section 2.19                             Foreign Corrupt Practices.  Neither the Company, any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary, have, in the course of his, her or its actions for, or on behalf of, the Company or any of its Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated (or is in violation of) in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to or from any foreign or domestic government official or employee.

Section 2.20                             Private Placement.  Neither the Company, any of its Subsidiaries, any of their respective Affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the private placement of the Shares contemplated by this Agreement (the “Offering”) to be integrated with any prior offering by the Company for purposes of the Securities Act or any applicable stockholder approval provisions including, without limitation, under the rules and regulations of any exchange or quotation system on which any of the securities of the Company are listed, designated or quoted.  Neither the Company, any of its Subsidiaries, any of their respective Affiliates, nor any person acting on its or their behalf, has offered or sold, or authorized the offer or sale of, any of the Shares by any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.  The Company has not publicly distributed and will not publicly distribute any offering material in connection with the Offering.  The Company has offered the Shares for sale only to the Purchasers.  The Company shall not directly or indirectly take, and shall not permit any of its Subsidiaries or their respective directors or officers to directly or indirectly take, any action (including any offering or sale to any person of the Shares) that will make unavailable the exemption from registration under the Securities Act being relied upon by the Company for the Offering.

Section 2.21                             No Registration Rights.  Except as set forth in Schedule 2.21 of the Disclosure Schedules, (a) no person has the right to (i) prohibit, delay or suspend the Company from filing a Registration Statement or fully performing its obligations under this Agreement with respect thereto or (ii) require the Company to register any securities for sale under the Securities Act by reason of the filing of a Registration Statement and (b) no other registration rights exist with respect to the issuance or registration of securities by the Company under the Securities Act that have not been satisfied.

Section 2.22                             Taxes.

(a)                                 The Company and its respective Subsidiaries have filed (or have obtained a timely extension of time within which to file) all necessary Tax Returns and have paid all Taxes required to be paid, whether or not shown as due on such Tax Returns.  The Company and its respective Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of Taxes and, within the time and in the manner prescribed by Law, have withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

(b)                                 As of December 31, 2012, the total amount of net operating loss carryovers for U.S. federal income tax purposes of the Company that are not subject to any limitations under Section 382 of the Code (and thus that will be available to offset any cancellation of indebtedness income resulting from the transactions contemplated by this Agreement) is not less than $37.0 million.  As of December 31, 2012, the “Section 382 limitation”, within the meaning of Section 382(a) and (b) of the Code, with respect to the Company’s prior ownership change in 2010 is not less than $1.25 million.  The total net operating loss of the Company to date in 2013 is approximately $224.0 million.

Section 2.23                             Properties.

(a)                                 Except as described in Schedule 2.23(a) of the Disclosure Schedules, the Company and its Subsidiaries have title to their respective properties as follows: (i) with respect to wells (including leasehold interests and appurtenant personal property) and non-producing oil and gas properties (including undeveloped locations on leases held by production), such title is good and free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions; (ii) with respect to non-producing properties in exploration prospects, such title was investigated in accordance with customary industry procedures prior to the acquisition thereof by the Company or its Subsidiaries; (iii) with respect to real property other than oil and gas interests, such title is good and marketable free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions; and (iv) with respect to personal property other than that appurtenant to oil and gas interests, such title is free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions.

(b)                                 Except as further described in Schedule 2.23(b) of the Disclosure Schedules, none of the oil and gas properties of the Company and its Subsidiaries are located within Tribal Lands.

(c)                                  Except as further described in Schedule 2.23(c) of the Disclosure Schedules, the Company and its Subsidiaries have paid in a timely manner to the relevant land owners all fees, royalties and other payments due for the lease and use of their oil and gas properties and has no undisclosed debts owed to such land owners or other parties with respect to its oil and gas properties.

Section 2.24                             Application of Takeover Protections.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impose any restriction on any Purchaser, or create in any party (including any current stockholder of the Company) any rights under any share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Articles of Incorporation, Bylaws or the Laws of the State of Nevada.  The Company is not governed by the provisions set forth in NRS 78.378 to NRS 78.3793 and NRS 78.411 to NRS 78.444.

Section 2.25                             No Manipulation of Stock.  The Company has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Common Stock or any security of the Company to facilitate the sale or resale of any of the Shares or the Conversion Shares.

Section 2.26                             Related Party Transactions.  Except as set forth in Schedule 2.26 of the Disclosure Schedules, (i) all transactions that have occurred between or among the Company or any Subsidiary, on the one hand, and any of their officers or directors, or any Affiliate of any such officer or director, on the other hand, prior to the date hereof have been disclosed in the SEC Documents in accordance with Regulation S-K under the Securities Act, except with respect to transactions that are not required to be disclosed and (ii) any and all contracts or agreements between or among the Company or any Subsidiary, on the one hand, and any of their officers or directors, or any Affiliate of any such officer or director, on the other hand, prior to the date hereof have been disclosed in the SEC Documents in accordance with Regulation S-K under the Securities Act, except with respect to contracts or agreements that are not required to be disclosed.

Section 2.27                             Contracts.

(a)                                 Except for Material Agreements, this Agreement and those agreements as set forth in Schedule 2.27(a) of the Disclosure Schedules (such agreements so set forth, the “Other Material Agreements”), neither the Company nor any Subsidiary have any agreements, contracts and commitments that are material to the business, financial condition, assets, prospects or operations of the Company.  All Material Agreements and Other Material Agreements are valid and enforceable against the Company or its Subsidiaries, as applicable, in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or similar Laws affecting creditors’ rights generally, (ii) as enforceability may be subject to general principles of equity and (iii) as rights to indemnity and contribution may be limited by state or federal securities Laws or public policy underlying such Laws.  Neither the Company nor any of its Subsidiaries is in breach of or default under any of the Material Agreements or Other Material Agreements, and to the Company’s knowledge, no other party to a Material Agreement or Other Material Agreement is in breach of or default under such Material Agreement or Other Material Agreements.  Neither the Company nor any of its Subsidiaries have received any notice of breach or termination of any of the Material Agreements or Other Material Agreements.

(b)                                 Except as set forth in Schedule 2.27(b) of the Disclosure Schedules, neither the Company nor any Subsidiary has any debt obligations for borrowed money, including any guarantee of or agreement to acquire any such debt obligations of others, or any power of attorney outstanding or any obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise with respect to the obligation of any corporation, partnership, joint venture, association, organization or other entity.

(c)                                  Neither the Company nor any Subsidiary is restricted by agreement from carrying on its business anywhere in the world.

Section 2.28                             Sarbanes-Oxley Act.  The Company (and to the extent applicable, each of its Subsidiaries) is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

Section 2.29                             Books and Records.  The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in the case of the Company, the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls.

Section 2.30                             Employee Benefit Plans; Employee Matters.  The consummation of the transactions effected by this Agreement will not (a) entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (b) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider, alone or in conjunction with any other possible event (including termination of employment).  The Company is in compliance in all material respects with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, employee benefit plans, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  To the Company’s knowledge, no employees of the Company or any Subsidiary are in violation of any material term of any material employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others.  No key employee of the Company or any Subsidiary has given written notice to the Company or any Subsidiary, and the Company is not otherwise aware, that any such key employee intends to terminate his or her employment with the Company or any Subsidiary.

Section 2.31                             Environmental Laws.  Except as set forth on Schedule 2.31 of the Disclosure Schedules:

(a)                                 The Company and, to the knowledge of the Company, all predecessors thereto, are and have at all times been in compliance in all material respects with all Environmental Laws and all Environmental Permits affecting, or relating to, the Company’s oil and gas properties and the Company’s business.

(b)                                 The Company nor, to the knowledge of the Company, any other Person has not released any Hazardous Substance in material violation of Environmental Law or in amounts that would require Remedial Action or reporting to a Governmental Entity under Environmental Law on, under, at, to, from or in any way affecting the Company’s oil and gas properties or any other real property previously owned, leased or operated at any time by the Company (during such time that the Company owned, leased or operated such previously owned, operated and leased assets or real property).

(c)                                  All activity, if any, to close, remove, remediate or dispose (as applicable) of any landfills, underground or aboveground storage tanks, surface impoundments, disposal areas or friable asbestos materials by the Company and, to the knowledge of Company, all predecessors thereto was conducted in material compliance with Environmental Laws.

(d)                                 There has not been at any time any (i) off-site shipment of any Hazardous Substances by the Company and, to the knowledge of the Company, all predecessors thereto, that currently gives rise to, or could reasonably be expected to give rise to, material liabilities or obligations under any Environmental Law or (ii) land fill, underground or aboveground storage tanks, underground piping, surface impoundments, disposal areas or friable asbestos material on, under, at or in any way affecting any assets or real property currently or previously owned, leased or operated by the Company or, to the knowledge of the Company, any predecessors thereto, that requires any Remedial Action.

(e)                                  No written notice, notification, demand, inquiry, request for information, citation, summons or order has been received, no complaint, claim, cause of action or governmental order has been filed, no penalty has been assessed, and as of the date of this Agreement, no action, claim, suit, proceeding or review is pending or, to the knowledge of Company, threatened in writing by any Governmental Entity or other Person relating to the Company or any predecessor thereof and relating to or arising out of any material violation of Environmental Law or Release or threatened Release of any Hazardous Substance.

(f)                                   The Company nor, to the knowledge of the Company, any predecessor thereto, is not subject to any judgment, decision, consent decree, injunction, ruling, writ or order of any Governmental Entity with respect to matters subject to regulation under any Environmental Law.

(g)                                  (i) The Company have received or secured (or in the case of permits-by-rule, qualified for) all Environmental Permits required for the Company under Environmental Laws to conduct their business and operate their assets and processes as currently operated, and use the assets and processes as currently used in compliance with

Environmental Laws; (ii) each Environmental Permit required under Environmental Laws is set forth in Schedule 2.31(g) of the Disclosure Schedules and is currently in full force and effect; and (iii) the Company is in material compliance with the terms and conditions of each such Environmental Permit set forth in Schedule 2.31(g) of the Disclosure Schedules (including, without limitation, any plans and sampling required thereunder).

(h)                                 To the extent the Company or, to the knowledge of the Company, any predecessor thereto, has assumed by contract, agreement (including any administrative order, consent agreement, lease or sale-leaseback) or operation of law, or otherwise agreed to, an obligation to (i) indemnify or hold harmless any other Person for any violation of Environmental Law or any obligation or liability arising thereunder, or (ii) assume any liability for any Release of any Hazardous Substance, conduct any Remedial Action with regard to any Release of any Hazardous Substance or implement any institutional controls (including any deed restrictions) regarding any Hazardous Substance, it has no outstanding obligations related thereto.

(i)                                     The Company nor, to the knowledge of the Company, any predecessor thereto has not given any release or waiver of liability that would waive or impair any claim, demand, or action related to any Release of any Hazardous Substance in, on, under, to or from any real property against a previous owner or operator of any real property or against any other Person who may be potentially responsible for such Release.

(j)                                    The Company has made available or provided to the Purchasers complete copies and results of all environmental reports (including Phase I and Phase II environmental site assessments and letter reports), investigations, studies, assessments, and audits in its possession, regardless of whether such documents are in draft or final form, that both (i) relate to the business and operations of the Company, and (ii) address any environmental or health and safety matters or liabilities.

(k)                                 Except as set forth on Schedule 2.31(k) of the Disclosure Schedules, to the knowledge of the Company, there are no liabilities (including encumbrances or restrictions on ownership, occupancy, use, operation, or transferability), obligations, or direct or indirect debts of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, of the Company, any of its Subsidiaries or any predecessor thereto arising under or relating to any material violation of any Environmental Law or Release of any Hazardous Substance.

Section 2.32                             Board Approval.  Immediately prior to the date of this Agreement, the Company’s Board of Directors, at a meeting duly called and held, has unanimously adopted resolutions that (a) determined this Agreement and the transactions contemplated hereby, including the Credit Agreement, are advisable and in the best interests of its stockholders, (b) approved this Agreement, the Credit Agreement and the transactions contemplated hereby and thereby, (c) approved and adopted the Certificate of Designation, (d) approved and adopted the Bylaws Amendment, (e) approved and adopted the Charter Amendment and recommended that the stockholders of the Company approve the Charter Amendment and set a record date for such approval by written consent of the stockholders as of the closing of business on the 3rd Business Day after the Closing Date, (f) authorized the preparation and filing of the Information Statement and the Rule 14f Information Statement and (g) the Certificates of Withdrawal, which actions have not been subsequently rescinded, modified or withdrawn in any way.

Section 2.33                             Full Disclosure.  Neither this Agreement nor any certificate delivered in connection with this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained therein not misleading in view of the circumstances under which they were made.

Section 2.34                             No Undisclosed Events or Liabilities.  Except for liabilities or obligations (a) otherwise disclosed in this Agreement or the Disclosure Schedules, (b) reflected on the balance sheet in the Company’s Form 10-Q for the quarter ended June 30, 2013, (c) incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, and (d) that have not caused and are not reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect, neither the Company, nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

ARTICLE III
PURCHASER’S REPRESENTATIONS AND WARRANTIES

Each Purchaser represents and warrants to the Company, severally and not jointly, with respect to itself and its purchase hereunder, that:

Section 3.1                                    Investment Purpose.  The Purchaser is purchasing the Shares for its own account for investment and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing or any arrangement or understanding with any other persons regarding the sale or distribution of the Shares or Conversion Shares.  The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or Conversion Shares except pursuant to and in accordance with the Securities Act.  The Purchaser reserves the right to dispose of the Shares or Conversion Shares at any time in compliance with the Securities Act.

Section 3.2                                    Purchaser Status.  At the time Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  All information provided by the Purchaser to the Company or a representative thereof in connection with the Purchaser’s purchase of the Shares was accurate and correct when provided or delivered and is accurate and correct as of the date hereof.

Section 3.3                                    Reliance on Exemptions.  The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from or non-application of the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

Section 3.4                                    Acknowledgement of Risk.

(a)                                 The Purchaser acknowledges and understands that its investment in the Shares involves a significant degree of risk, including, without limitation, (i) an investment in the Company is speculative, and only purchasers who can afford the loss of their entire investment should consider investing in the Company and the Shares; (ii) the Purchaser may not be able to liquidate its investment; (iii) transferability of the Shares is limited and (iv) in the event of a disposition of the Shares, the Purchaser could sustain the loss of its entire investment; and

(b)                                 The Purchaser is able to bear the economic risk of holding the Shares and the Conversion Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares and the Conversion Shares.

(c)                                  The Purchaser has been given access to and an opportunity to examine such materials concerning the Company and its current and contemplated business and operations as the Purchaser deems necessary to properly evaluate making an informed decision regarding an investment in the Shares and Conversion Shares.  The Purchaser has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of an investment in the Shares and Conversion Shares and to obtain financial and such other information as the Purchaser has deemed necessary to verify the accuracy of the information supplied it.  The Purchaser has conducted such independent investigation of the Company and its business as the Purchaser deems relevant to an investment in the Company.  No such access, examinations opportunities or any other due diligence investigations conducted at any time by the Purchaser shall modify, amend or affect the Purchaser’s right to (i) rely on the Company’s representations and warranties contained in Article II above or (ii) any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement.

Section 3.5                                    Transfer or Sale.  The Purchaser understands that:

(a)                                 the Shares and Conversion Shares have not been and are not being registered under the Securities Act or any applicable state securities Laws and, consequently, the Purchaser may have to bear the risk of owning the Shares or Conversion Shares for an indefinite period of time because the Shares or Conversion Shares may not be transferred unless (i) the Purchaser has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares or Conversion Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (ii) the Shares or Conversion Shares are sold or transferred pursuant to Rule 144; and

(b)                                 neither the Company nor any other person is under any obligation to register the sale of the Shares or Conversion Shares under the Securities Act or any state or foreign securities Laws or to comply with the terms and conditions of any exemption thereunder.

Section 3.6                                    Legends.

(a)                                 The Purchaser understands the certificates representing the Shares and Conversion Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares or Conversion Shares, as applicable):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR REGULATIONS THEREUNDER, AND ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY SATISFACTORY TO THE COMPANY.

(b)                                 The Purchaser may request that the Company remove, and the Company agrees to authorize the removal of any legend from the Shares and Conversion Shares (i) following any sale of the Shares and the Conversion Shares pursuant to an effective registration statement, or (ii) if such Shares and Conversion Shares are eligible for sale under Rule 144 without volume limitations or under any no-action letter issued by the SEC (it being understood that the Company may obtain an opinion of counsel with respect to such removal of legend).  Following the time a legend is no longer required for the Shares and the Conversion Shares hereunder, the Company will, no later than five (5) Business Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such shares, accompanied by such additional information or legal opinions as the Company or the Company’s transfer agent may reasonably request, deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends.

(c)                                  Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the Company will not require an opinion of counsel in connection with the transfer of any Shares or Conversion Shares by a Purchaser to a Person that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and which transfer involves (i) a partnership transferring to its partners or former partners in accordance with partnership interests; (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such Purchaser; (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company; or (iv) an affiliated investment fund transferring to another affiliated investment fund; provided that in each case the transfer is effected in accordance with applicable securities Laws and the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Purchaser hereunder.

Section 3.7                                    Authorization; Enforcement.  The Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except (a) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally, (b) as enforceability may be subject to general principles of equity and (c) as rights to indemnity and contribution may be limited by applicable securities Laws or public policy underlying such Laws.

Section 3.8                                    Residency.  The Purchaser is a resident of the jurisdiction set forth immediately below such Purchaser’s name on Exhibit A hereto.

Section 3.9                                    Brokers.  The Purchaser has not engaged any brokers, finders or agents and has not incurred, and will not incur, directly or indirectly, any liability for brokerage for finder’s fees or agent’s commissions or any similar charges in connection with this Agreement.

ARTICLE IV
COVENANTS

Section 4.1                                    Expenses.  All Parties hereto shall bear their own fees, costs and expenses in connection with this Agreement and any and all agreements to be executed in connection herewith.

Section 4.2                                    Record Ownership.  Immediately after the Closing, the Company shall cause the Purchasers to be reflected as stockholders of record for the Shares on the books and records of the Company as of the Closing Date.

Section 4.3                                    Securities Laws Disclosure; Publicity.  Except as may be required by Law or the rules of the SEC or OTCQB Marketplace, the Company shall not use the name of, or make reference to, any Purchaser or any of its Affiliates in any press release or in any public manner (including any reports or filings made by the Company under the Exchange Act) without such Purchaser’s prior written consent.  As soon as practicable after Closing, the Company shall issue a press release disclosing the transaction contemplated hereby.  Such initial press release shall be approved by the Purchasers.  On or before the fourth Business Day after the Closing Date (but in any event not prior to the Closing Date), the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and the Credit Agreement and including as exhibits to such Current Report on Form 8-K this Agreement, the Credit Agreement, the Certificate of Designation, the Bylaws Amendment and the initial press release, in the form required by the Exchange Act, which Current Report and related exhibits will be submitted to the Purchasers for review and comment.  Thereafter, so long as this Agreement is in effect, neither the Company nor the Purchasers (whether individually or collectively) shall issue any press release or otherwise make any public statements with respect to this Agreement, the transactions contemplated hereby or the parties hereto without the prior consent of the other party; provided, however, that the Company, on the one hand, and the Purchasers, on the other hand, may, without the prior consent of the other party, issue a press release or make such public statement or such other disclosures as may, upon the advice of counsel, be required by Law or the rules of the SEC or the OTCQB Marketplace if it has used reasonable efforts to consult with the other party.

Section 4.4                                    Board of Directors of the Company.  Immediately after the Closing and following the effectiveness of the resignations contemplated by Section 5.2(j), the then-current Board of Directors of the Company shall adopt resolutions to (a) accept the resignations contemplated by Section 5.2(j), (b) set the size of the Company’s Board of Directors to three members, (c) appoint G. Wade Stubblefield to serve as a director of the Company effective immediately and (d) appoint L. Edward Parker to serve as a director of the Company effective upon the Company’s compliance with Rule 14f-1 promulgated under the Exchange Act.

Section 4.5                                    Schedule 14f-1 Information Statement.  The Company shall prepare and file the information statement required by Rule 14f-1 promulgated under the Exchange Act, substantially in the form attached hereto as Exhibit D (the “Rule 14f-1 Information Statement”) in connection with the appointment of members of the Company’s Board of Directors contemplated by Section 4.4, no later than two Business Days after the Closing Date, and transmit the same to each of the Company’s stockholders in compliance with Rule 14f-1 promulgated under the Exchange Act no later than three Business Days after the Closing Date.

Section 4.6                                    Information Statement.

(a)                                 As contemplated by clause (e) of Section 2.32, the Company shall obtain the approval of the Company’s stockholders to the Charter Amendment by written consent and the Purchasers shall promptly execute and deliver such written consent to the Company in accordance with NRS 78.230 voting all shares of the Company’s capital stock held by them in favor of approval of the Charter Amendment.

(b)                                 As soon as reasonably practicable following the Closing Date, but no later than 10 Business Days thereafter, the Company shall prepare and file the Information Statement with the SEC.  The Company and the Purchasers shall cooperate and consult in the preparation and filing of the Information Statement and any amendment or supplement thereto.  The Company shall not file the Information Statement or any amendment or supplement to the Information Statement without providing the Purchasers a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company).  The Company shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof and to cause the Information Statement in definitive form to the cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC.  The Company agrees to consult with the Purchasers prior to responding to SEC comments with respect to the preliminary Information Statement.  Each of the Parties agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading and the Company shall promptly file with the SEC an amendment or supplement setting forth such correction.  The Company shall as soon as reasonably practicable (i) notify the Purchasers of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide the Purchasers with copies of all written correspondence between the Company, on the one hand, and the SEC, on the other hand, with respect to the Information Statement.

(c)                                  As soon as reasonably practicable following the 20th day after the Information Statement in definitive form is cleared by the SEC and mailed to the Company’s stockholders, but no later than two Business Days thereafter, the Company shall file the Charter Amendment with the Secretary of State of the State of Nevada.

Section 4.7                                    Information for Information Statement and Rule 14f Information Statement.

(a)                                 None of the information supplied or to be supplied in writing by or on behalf of the Company or any Affiliate of the Company for inclusion in the Information Statement and the Rule 14f Information Statement will, at the times such documents are filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by the Purchasers which is contained in the Information Statement and the Rule 14f Information Statement.  The Information Statement and the Rule 14f Information Statement will, at the time the Information Statement or the Rule 14f Information Statement, as applicable, is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)                                 None of the information to be supplied in writing by Purchasers for inclusion in the Information Statement or the Rule 14f Information Statement, if any, will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8                                    Reservation of Common Stock.  Subject to the approval and adoption of the Charter Amendment by the Company’s stockholders and the filing of the same with the Secretary of State of the State of Nevada, the Company has reserved, and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock to enable issuance of the Conversion Shares.

Section 4.9                                    Pledge of the Shares or the Conversion Shares.  The Company acknowledges and agrees that the Shares or the Conversion Shares may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Shares or Conversion Shares.  The pledge of Shares or Conversion Shares shall not be deemed to be a transfer, sale or assignment of the Shares or the Conversion Shares hereunder, and no Purchasers effecting a pledge of the Shares or the Conversion Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement; provided that a Purchaser and its pledgee shall comply with the provisions of this Agreement in order to effect a sale, transfer, or assignment of any such Shares or Conversion Shares to such pledgee, including the pledgee making the representations and warranties in Article III hereof to the Purchaser and/or the Company, as the case may be.  At the expense of the Purchaser pledging such Shares or Conversion Shares, the Company hereby agrees to execute and deliver such documentation as the pledgee of the Shares or Conversion Shares may reasonably request in connection with a pledge of the Shares or Conversion Shares to such pledgee by a Purchaser, so long as such documentation is reasonably satisfactorily to the Company.

Section 4.10                             Certificates of Withdrawal.  As soon as reasonably practicable following the Closing Date, but no later than two Business Days thereafter, the Company shall file the Certificates of Withdrawal with the Secretary of State of the State of Nevada.

Section 4.11                             Certain Tax Matters.  The Parties agree to treat the transactions described in recital D to this Agreement as (a) an exchange by the Purchasers of the Series C Shares for 3,455,129 shares of Common Stock and 439 Preferred Shares, and (b) the satisfaction of the Notes by the Company for an amount of money equal to the fair market value of 390,095,243 shares of Common Stock and 49,561 Preferred Shares issued in exchange therefor.  The Parties further acknowledge and agree that, in connection with those transactions described in recital D to this Agreement, the Company will file a “closing-of-the-books” election as described in Section 1.382-6(b)(2) of the Treasury Regulations of the Code.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1                                    Conditions to Obligations of the Company at the Closing.  The Company’s obligation to complete the purchase and sale of the Shares and deliver stock certificate(s) to the Purchasers at the Closing is subject to the fulfillment or waiver as of the Closing Date of the following conditions:

(a)                                 Blue Sky.  The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state or foreign or other jurisdiction for the Offering.

(b)                                 Compliance with Laws.  The purchase and issuance of the Shares to each Purchaser hereunder shall be legally permitted by all Laws and regulations to which the Company is subject, including all applicable federal, state and foreign securities Laws.

(c)                                  Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(d)                                 No Governmental Prohibition or Third Party Approval.  The sale of the Shares by the Company shall not be prohibited by any Law or governmental order or regulation and any government regulatory consents or approvals, if any, necessary for the sale of the Shares shall have been received.

(e)                                  No Stop Order.  No stop order or suspension of trading shall have been imposed by the SEC or any other Governmental Entity with respect to public trading in the Common Stock and there are no outstanding inquiries, comments or enforcement action by the SEC or any other Governmental Entity with respect to the Company, the Common Stock or any filing made by the Company with the SEC.

(f)                                   Receipt of Notes.  The Purchasers shall have delivered the Notes and the Series C Shares to the Company.

Section 5.2                                    Conditions to Purchasers’ Obligations at Closing.  Each Purchaser’s obligation to complete the purchase and sale of the Shares at the Closing is several and not joint and is subject to the fulfillment or waiver as of the Closing Date of the following conditions:

(a)                                 Blue Sky.  The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state or foreign or other jurisdiction for the Offering.

(b)                                 Compliance with Laws.  The purchase and issuance of the Shares to each Purchaser hereunder shall be legally permitted by all Laws and regulations to which each Purchaser or the Company is subject, including all applicable federal, state and foreign securities Laws.

(c)                                  Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(d)                                 No Governmental Prohibition.  The sale and issuance of the Shares by the Company at the Closing shall not be prohibited by any Law or governmental order or regulation consents or approvals, if any, necessary for the sale of the Shares shall have been received.

(e)                                  No Stop Order.  No stop order or suspension of trading shall have been imposed by the SEC or any other Governmental Entity with respect to public trading in the Common Stock and there are no outstanding inquiries, comments or enforcement action by the SEC or any other Governmental Entity with respect to the Company, the Common Stock or any filing made by the Company with the SEC.

(f)                                   No Material Adverse Effect.  From June 30, 2013, except as disclosed in the SEC Documents, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)                                  Certificate of Designation.  The Company shall have delivered to the Purchasers a fully executed copy of the Certificate of Designation filed with the office of the Secretary of State of the State of Nevada, and Purchasers shall have received a certificate of the Secretary of State of Nevada certifying that the Certificate of Designation has been filed and is effective.

(h)                                 Transfer Agent Instructions.  The Company shall have delivered to its transfer agent irrevocable instructions to issue to each Purchaser or in such nominee name(s) as designated by each such Purchaser in writing one or more certificates representing the number of Common Shares set forth opposite such Purchaser’s name on Exhibit A hereto.  The Company shall have delivered to each Purchaser or in such nominee name(s) as designated by each such Purchaser in writing one or more certificates representing the number of Preferred Shares set forth opposite such Purchaser’s name on Exhibit A hereto.

(i)                                     Legal Opinion.  The Company shall have delivered to each Purchaser an opinion, dated as of the Closing Date, from Dill Dill Carr Stonbraker & Hutchings P.C., special counsel to the Company and the Subsidiaries, in substantially the form attached hereto as Exhibit C.

(j)                                    Resignations.  The Company shall have delivered to the Purchasers the written resignations, effective as of the Closing Date and after the consummation of the transactions contemplated by this Agreement, of Richard J. Burgess, Charles B. Crowell, Steven D. Furbush and John A. Schmit from all positions with the Company and its Subsidiaries, including their positions as officers, managers and directors.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                                    Information.  At the request of the Purchasers, the Company shall provide to the Purchasers all information which is delivered to the Company’s Board of Directors, provided, however, that the Company shall not be required to provide any information which (a) would cause a breach of an attorney-client privilege or (b) is information which the Company deems to be material non-public information, in which case, the Purchasers may in its sole discretion execute a confidentiality agreement in form and substance agreeable to the Company and the Purchasers with respect to such material non-public information, and thereafter, the Company shall provide such information to the Purchasers.

ARTICLE VII
DEFINITIONS

Section 7.1                                    Definitions.  The following capitalized terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person (for the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” has the meaning set forth in Section 2.3.

“Business Day” means a day Monday through Friday on which banks are generally open for business in Denver, Colorado.

“Bylaws” has the meaning set forth in Section 2.3.

“Bylaws Amendment” means the amendment to the Bylaws to, among other things, allow the stockholders of the Company to act by less than unanimous written consent, the form of which is set forth on Exhibit F hereto.

“Certificate of Designation” means the Attachment to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock attached as Exhibit B hereto.

“Certificates of Withdrawal” means the certificates of withdrawal filed by the Company with the Secretary of State of the State of Nevada under NRS 78.1955, pursuant to which the Company shall withdraw the certificates of designation of the Series B Preferred Stock and the Series C Preferred Stock.

“Charter Amendment” means the amendment to the Articles of Incorporation, the form of which is set forth on Exhibit E hereto.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Court” has the meaning set forth in Section 8.1.

“Common Shares” means the number of shares of Common Stock purchased by each Purchaser pursuant to the terms of this Agreement and as further set forth on Exhibit A hereto.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Preferred Shares, subject to adjustments under the Certificate of Designation.

“Credit Agreement” has the meaning set forth in the recitals.

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article II.

“Environmental Law” or “Environmental Laws” means any Law relating to (i) the control of any Hazardous Substance or protection of any Environmental Media, (ii)  the generation, use, handling, treatment, storage, Release, disposal or transportation of any Hazardous Substance, or (iii) human health and safety (specifically excluding the health and safety of workers and the United States Occupational Health and Safety Act of 1970 (29 U.S.C. §§ 651 et seq.) and any state counterpart) with respect to exposures to and management of Hazardous Substances, in all cases, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.); the Hazardous Substances Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Endangered Species Act of 1973 (16 U.S.C. 1531 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.) with any amendments or reauthorization thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.  The term “Environmental Law” also includes any Law that (i) conditions the change of control of a business, or transfer of real property or assets, upon a negative declaration or other approval of a Governmental Entity or certified environmental consultant of the environmental condition of the real property or assets; or (ii) requires notification or disclosure of any Release of any Hazardous Substance or other environmental condition of real property to any Person, whether or not in connection with transfer of title to or interest in real property or assets.

“Environmental Media” means any air (including ambient, workplace or indoor air), soil, sediments, land surface (whether above or below water), subsurface strata, plant or animal life, natural resources, or water (including, without limitation, territorial, coastal and inland surface waters, groundwater, streams and water in drains, tanks or sewers), sewer, septic and waste treatment, storage and disposal systems servicing real property, buildings or structures.

“Environmental Permit” means any Permit issued by any Governmental Entity required or issued under any Environmental Law.

“Evaluation Date” has the meaning set forth in Section 2.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 2.7.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribal body, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” or “Hazardous Substances” means (i) any chemical, waste, substance or material (whether solid, liquid or gas)  designated, listed, defined, or classified by a Governmental Entity to be ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious,  mutagenic or otherwise hazardous; (ii) any element, compound, chemical mixture, contaminant, pollutant, contaminant, agent, waste, chemical, by-product, process-intermedial product or other material or substance (whether solid, liquid or gas) that is defined as “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous constituent,” “special waste,” “toxic substance,” “toxin,” “radioactive,” “dangerous,” “ignitable,” “corrosive,” “reactive,” or “hazardous”; (iii) any petroleum or petroleum product (including  waste or used oil, gasoline, heating oil, kerosene and any other petroleum products or substances or materials derived from or commingled with any petroleum products), off-specification commercial chemical product, solid waste, radioactive materials, infectious medical waste, lead based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and radon gas; or (iv) any substance, material or waste, which, as regulated by a Governmental Entity, requires Remedial Action.

“Indenture” means the Indenture dated as of June 25, 2010, between the Company and Wells Fargo Bank, National Association, a national banking association, as Trustee, as amended or supplemented from time to time in accordance with the terms thereof.

“Information Statement” means an Information Statement on Schedule 14C to be prepared and filed by the Company with the SEC with respect to the approval of the Charter Amendment by the Company’s stockholders.

“Intellectual Property” has the meaning set forth in Section 2.11.

“Law” means any applicable statute, law, code, ordinance, rule, regulation, order, permit, license, certificate, writ, judgment, injunction or decree promulgated by any Governmental Entity having jurisdiction.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or prospects of the Company and the Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations pursuant to the transactions contemplated by this Agreement or the Credit Agreement.

“Material Agreements” has the meaning set forth in Section 2.7.

“Note Purchase Agreements” has the meaning set forth in the recitals.

“Notes” has the meaning set forth in the recitals.

“NRS” means Nevada Revised Statutes.

“Offering” has the meaning set forth in Section 2.20

“Other Material Agreements” has the meaning set forth in Section 2.27.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permit” means any permit, consent, license, franchise, certificate, registration, identification number, certification, concession, grant, variance, exclusion, exemption, approval and other similar authorization required by, issued by, granted by, given by, required by, required to be submitted to, or otherwise made available by any Governmental Entity or pursuant to any Law (including any Environmental Law).

“Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

“Preferred Shares” means the number of shares of Series D Preferred Stock purchased by each Purchaser pursuant to the terms of this Agreement and as further set forth on Exhibit A hereto.

“Preferred Stock” has the meaning set forth in the recitals.

“Purchaser” or “Purchasers” mean the Purchasers whose names are set forth on the signature pages of this Agreement, and their permitted transferees.

“Release” or “Releases” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from any indoor or outdoor Environmental Media, including: (i) the movement of Hazardous Substances through, in, under, above, or from any Environmental Media; (ii) the movement of Hazardous Substances off-site from any oil and gas property of the Company; and (iii) the abandonment of barrels, tanks, containers or other closed receptacles containing Hazardous Substances.

“Remedial Action” means any action to investigate, remediate, remove, abate, clean up, dispose and monitor any Release or threatened Release of Hazardous Substances.

“Rule 14f-1 Information Statement” has the meaning set forth in Section 4.4.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 2.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Series B Preferred Stock” means Series B Convertible Preferred Stock of the Company, par value $0.001.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, par value $0.001.

“Series C Shares” has the meaning set forth in the preamble.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock of the Company, par value $0.001.

“Shares” means the Common Shares and the Preferred Shares.

“Subsidiary” or “Subsidiaries” has the meaning set forth in Section 2.5.

“Tax” means all United States federal, state, provincial, local or foreign income, profits, accumulated earnings, personal holding company, estimated, gross receipts, windfall profits, sales, use, transfer, value added, severance, franchise, capital gains, capital stock, withholding, ad valorem, employment, unemployment, workers’ compensation, occupation, occupancy, production, social security, disability, wage, payroll, stamp, registration, premium, goods and services, real property, personal property, intangible property, severance, excise, general excise, alternative or add-on minimum, customs, or environmental taxes, or any other taxes, charges, fees, imposts, duties, levies, withholdings, escheat payments, or other assessments, imposed by any Taxing Authority, whether or not shown on a Tax Return, together with any interest, fines, penalties, or additions to tax attributable to or imposed with respect thereto, imposed by, or on behalf of any Taxing Authority, whether or not disputed.

“Tax Return” means any return, declaration, report, claim for refund or information refund or statement or similar statement relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the Governmental Entity charged with the collection of such Tax, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tribal Lands” means any land or interests in land owned by a Native American tribe or tribes, title to which is held in trust by the United States, or is subject to a restriction against alienation under the laws of the United States.

Section 7.2            Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “or” is not exclusive and “include”, “includes” and “including” are not limiting; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) references to an “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this

Agreement; and (f) words importing the masculine gender include the feminine or neuter and, in each case, vice versa.

ARTICLE VIII
GOVERNING LAW; MISCELLANEOUS

Section 8.1            Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflict of laws.  Each of the parties hereto hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in state or federal court located in Arapahoe County, Colorado (the “Colorado Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Colorado Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the Colorado Court, and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Colorado Court has been brought in an improper or inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 8.2            Counterparts; Signatures by Facsimile or .PDF.  This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission or .pdf of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

Section 8.3            Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

Section 8.4            Severability.  If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law.  Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

Section 8.5            Entire Agreement; Amendments.  This Agreement (including all schedules and exhibits hereto) and any confidentiality agreement entered into between the Company and a Purchaser (which confidentiality agreement shall continue to be in full force and effect) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.  No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least two-thirds (2/3) of the aggregate number of

Shares then held by the Purchasers under this Agreement.  Any amendment or waiver effected in accordance with this Section 8.5 shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding (including securities into which such Shares are convertible), each future holder of all such securities, and the Company.

Section 8.6            Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a)           upon personal delivery to the party to be notified;

(b)           when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c)           upon receipt, refusal or as of first attempted delivery if unclaimed, after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d)           one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

The addresses for such communications are:

If to the Company

Gasco Energy, Inc.

7979 E. Tufts Ave., Suite 1150

Denver, Colorado 80237

Attn:  Diane Westerburg

Facsimile:  303-483-0011

With a copy to:

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

320 South Boston Avenue, Suite 200

Tulsa, Oklahoma  74103

Attn:  Stephen W. Ray

Facsimile:  918-594-0505

and

Dill Dill Carr Stonbraker & Hutchings, PC

455 Sherman Street, Suite 300

Denver, Colorado  80203

Attn:  Fay Matsukage

Facsimile:  303-777-3823

If to a Purchaser:  To the address set forth immediately below such Purchaser’s name on Exhibit A hereto.

With a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor

Houston, Texas 77002

Attn:  E. James Cowen

Facsimile:  713-228-1331

Each party will provide ten (10) days’ advance written notice to the other parties of any change in its address.

Section 8.7            Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers, and no Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

Section 8.8            Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 8.9            Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.10          No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 8.11          Equitable Relief.  The Company recognizes that if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Purchasers. The Company therefore agrees that the Purchasers are entitled to seek temporary and permanent injunctive relief in any such case.  Each Purchaser also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company.  Each Purchaser therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case without necessity of bond.

Section 8.12          Survival of Representations and Warranties.  Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and the Purchasers herein shall survive until the date 90 days after the expiration of the applicable statute of limitations.

Section 8.13          Independent Nature of Purchasers’ Obligations and Rights.  Except as otherwise provided herein, the obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, or are deemed Affiliates with respect to such obligations or the transactions contemplated by this Agreement.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY

GASCO ENERGY, INC. a Nevada corporation

By:
Name:
Title:

PURCHASERS

MARKHAM LLC a Delaware limited liability company

By:
Name:	Venkat Siva
Title:	Vice President and Secretary

OROGEN ENERGY, INC. a Delaware corporation

By:
Name:	John Dorrier
Title:	Chairman and CEO

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser Name	Purchaser Address	Common Shares	Preferred Shares	Series C Shares	Notes
Markham LLC	c/o McIntyre Partners 30A Brook Street London W1K 5DJ Facsimile: +44 (0) 20 7016 5140	196,775,186	25,000	91,032	22,584,000
Orogen Energy, Inc.	1 Riverway, Suite 610 Houston, Texas 77056 Facsimile: (713) 871-1351	196,775,186	25,000	91,033	22,584,000
Total		393,550,372	50,000	182,065	45,168,000

EXHIBIT B

FORM OF ATTACHMENT TO CERTIFICATE OF DESIGNATION

EXHIBIT C

FORM OF CLOSING LEGAL OPINION

EXHIBIT D

FORM OF RULE 14F-1 INFORMATION STATEMENT

EXHIBIT E

FORM OF CHARTER AMENDMENT

EXHIBIT F

FORM OF BYLAWS AMENDMENT

DISCLOSURE SCHEDULES